EXHIBIT 99.2

Gateway Financial Holdings, Inc. Declares Quarterly Cash Dividend of $0.05, Up 67 Percent

VIRGINIA BEACH, Va., July 25, 2006 (PRIMEZONE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., announced that its board of directors today declared a third quarter cash dividend of $0.05 per share, an increase of $0.02 or 66.7 percent from the second quarter. The dividend is payable on August 18, 2006 to shareholders of record at the close of business on August 4, 2006.

D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, Inc., stated, "In recognition of our strong second quarter, in which Gateway generated earnings of $0.14 per share, we increased our cash dividend 67 percent quarter over quarter. The magnitude of this increase reflects our confidence in the growth of our future earnings stream."

About the Company

Gateway Financial Holdings, Inc. is the parent company of Gateway Bank & Trust Co., a full-service regional community bank with a total of twenty-two full-service financial centers, with eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, in addition to a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. The common stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS. For further information, visit the Corporation's web site at www.gwfh.com .

Forward-Looking Statements

Statements contained in this news release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe," "expect," anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior EVP and CFO
          (757) 422-8004